Exhibit (p)(13)

CODE OF ETHICS

Kennedy Capital Management, Inc.

September 1, 2000

As Amended November 16, 2012

I. INTRODUCTION

A. Purpose. Kennedy Capital Management, Inc. ("Adviser"), in order to promote honest and ethical conduct, observe its fiduciary duties to its investment advisory clients ("Clients"), and comply with the provisions of the Investment Advisers Act of 1940, as amended (the "Advisers Act") and applicable provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), has adopted this Code of Ethics ("Code"). This Code is intended to comply with Advisers Act Rule 204A-1 and 1940 Act Rule 17j-1.

B. Fiduciary Duty. This Code is based on the principle that the Adviser and its Supervised Persons (as defined below) owe Clients a fiduciary duty. To that end, the Adviser and its Supervised Persons owe Clients a duty of trust and fair dealing, and must place the interests of Clients before their own. The Adviser and its Supervised Persons also must avoid activities, interests and relationships that conflict (or appear to conflict) with the interests of Clients.

C. General Information About the Code. The Code applies to all Supervised Persons. Every Supervised Person is expected to understand and meet the standards of conduct in this Code and otherwise comply with applicable Code requirements. Every Supervised Person is also expected to comply with all applicable federal securities laws.

Violations -- Supervised Persons must promptly report to the Adviser's Chief Compliance Officer or his or her designee(s) (the "CCO"), the Adviser's Chief Executive Officer ("CEO") or the Adviser's Chief Operating Officer ("COO"), any suspected violation of the Code or applicable law (whether the person's own conduct or the conduct of another person is in question). The Adviser takes violations of this Code or applicable law very seriously, and sanctions may be imposed for violations, up to and including termination of employment. The Adviser prohibits retaliation against Supervised Persons who report known or suspected violations.

Distribution of Code; Acknowledgement of Receipt -- The CCO will distribute a copy of the Code (and any amendments thereto) to each Supervised Person. Each Supervised Person must acknowledge receipt of the same, using the Acknowledgement Form attached hereto as Exhibit A.

Personal Securities Reports -- The Code includes limitations on, and reporting requirements for, personal securities transactions of Access Persons (as defined below). Technical compliance with the Code's personal securities transaction requirements will not automatically insulate from scrutiny any personal transactions of any Supervised Person that abuse, or indicate an abuse of, the fiduciary duty that the Adviser and its Supervised Persons owe to Clients.

CCO Responsibility; Questions About the Code -- The CCO is responsible for implementation of this Code. Accordingly, if you have any question about the requirements of this Code or applicable federal securities laws, or their application to your personal or business activities, you must contact the CCO for guidance before acting.

II. DEFINITIONS

"Supervised Person" means any:

1. director, officer, manager, principal or partner of the Adviser (and other persons occupying a similar status or performing similar functions, as determined by the CCO);

2. employee of the Adviser; and

3. any other person who is authorized by the Adviser to provide investment advice on behalf of the Adviser and is subject to the Adviser's supervision and control, as determined by the CCO.

The CCO will determine which persons meet the definition of Supervised Person (including independent contractors, consultants and temporary employees), inform such person of his or her responsibilities under this Code, and establish and maintain a list of such Supervised Persons.

"Access Person" means any:

1. any Supervised Person who has access to nonpublic information regarding any Client's purchase or sale of Securities (defined below), or nonpublic information regarding the portfolio holdings of any Reportable Fund (defined below);

2. any Supervised Person who is involved in making securities recommendations to Clients, or has access to such recommendations that are nonpublic;

3. any employee of the Adviser (or of any company in a Control (defined below) relationship with the Adviser) who, in connection with his/her regular functions or duties, makes, participates in or obtains information regarding, the purchase or sale of Securities by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

4. any natural person in a Control relationship with the Adviser who obtains information concerning recommendations made to Clients regarding the purchase or sale of Securities by the Client; and

5. any director, officer or partner of the Adviser (but see Outside Directors below).

The CCO will determine which persons meet the definition of Access Person (including independent contractors, consultants and temporary employees), inform such person of his or her responsibilities under this Code, and establish and maintain a list of such Access Persons.

Outside Directors

Under Rule 204A-1 and Rule 17j-1, all directors, officers and partners of an investment adviser whose primary business is providing investment advice (such as the Adviser) are presumed to be Access Persons. This presumption can be rebutted in certain cases. Only the CCO may determine whether to rebut this presumption and in doing so the CCO has the authority to establish any policies and procedures necessary or appropriate to support such determination (e.g., instituting information and access barriers so that the relevant person cannot access the type of Client information described above in the definition of Access Person).

As of the date of this Code, the CCO has determined that, based on the Adviser's operations (certain aspects of which are described below), directors who are not employees of the Adviser ("Outside Directors") will not normally meet the definition of Access Person. In the normal course of their duties for the Adviser, Outside Directors do not:

  make or participate in making any investment recommendations to Client, nor do they have any access to recommendations that are non-public, and have access to non-public information regarding any Clients' securities transactions or portfolio holdings.

"Non-public" in this context refers to recommendations or information regarding Client transactions that have not yet been acted upon (or were acted upon within the most recent 15 calendar days), where the transactions have not yet had an impact on the securities markets and the information has not yet been reported to clients.

The Adviser has structured its operations so that under normal circumstances no Outside Director will be provided with or have access to the types of non-public information described above or under the Access Person definition. If, however, the Outside Directors need to obtain such information in order to adequately perform their duties, the CCO may permit the Outside Directors to obtain the information, provided that the Adviser's Audit Committee authorizes this in writing (this authorization must be appropriately documented in the minutes of the relevant Audit Committee meeting).

Should an Outside Director receive the types of information described above or in the Access Person definition, either by design or inadvertently, the Outside Director will immediately be deemed an Access Person of the Adviser with respect to the relevant Securities and accordingly will be subject to all of the personal trade prohibitions, restrictions and reporting requirements with respect to such Securities.

In addition, Outside Directors are required to immediately notify the CCO if he or she receives any of the types of information described above, whether such receipt is authorized or inadvertent. If such notification is received, the CCO will review the relevant responsibilities under the Code with the outside Director(s).

It is the responsibility of either the CCO or COO to review all written materials that will be provided to the Adviser's Board of Directors (the "Board") for the types of information described above prior to the relevant Board meeting. Such review will be evidenced by the reviewer's initials and date of review. The materials and evidence of review will be maintained in a file. Further, the CCO, COO or a representative from Compliance will attend all Board meetings to monitor for the transmission of such information to the directors. The CCO, COO or Compliance representative will endeavor to stop the dissemination of such information to any Outside Director during a meeting of the Board before disclosure. Any such "stop" will be recorded in the minutes. It will be the responsibility of the CCO, COO or Compliance representative to enter a statement into the minutes at the start of the Board meeting that the types of information described above and in the Access Person definition may not be discussed or reviewed with, or disclosed or otherwise disseminated to, Outside Directors.

Based on an evaluation of the circumstances, the CCO may determine that an Outside Director no longer meets the definition of Access Person and may remove the Outside Director from Access Person status. The reasons for any such determination by the CCO to remove an Outside Director from Access Person status must be documented. The Outside Director will remain an Access Person of the Adviser until such time as a written notification regarding the removal of the Outside Director from Access Person status has been provided to the Outside Director. Documentation of the facts leading to the removal of the Outside Director from Access Person status and any written notification will be retained by the CCO.

NOTE: No Supervised Person may provide any information of the type described above or in the Access Person definition to an Outside Director, without the prior approval of the CCO. Should any Supervised Person disseminate any such information or become aware that any such information has been provided to an Outside Director, the Supervised Person must inform the CCO immediately.

C. "Beneficial Ownership" has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 ("Exchange Act"). Under this Rule, generally a person beneficially owns a Security if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect "pecuniary interest" in the Security. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Security.

An indirect pecuniary interest includes:

1. Securities held by a member of the person's "immediate family" sharing the same household as the person ("immediate family" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships);

2. A general partner's proportional interest in the Securities held by the general or limited partnership;

3. A person's interest in Securities held by a trust;

4. A person's right to acquire Securities through the exercise or conversion of any derivative security (meaning any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to the Security, or similar securities with a value derived from the value of the Security), whether or not presently exercisable; and

5. A person's interest in the portfolio securities held by a corporation or similar entity (other than a Fund (defined below)) if the person owns securities of the entity, is a Controlling shareholder of the entity and has or shares investment control over the entity's portfolio.

Any Access Person filing a report under this Code can state on the report that he or she disclaims Beneficial Ownership of certain Securities or transactions and that the report is not an admission that the person is the Beneficial Owner of such Securities.

D. "Control" has the same meaning as in 1940 Act Section 2(a)(9). Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Section 2(a)(9) also provides that any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities (i.e., securities that entitle the holder to vote for the election of directors (or their substantial equivalent) of a company is presumed to control that company. Conversely, any person who does not so own more than 25% of the voting securities of any company is presumed not to control that company. A natural person is presumed not to be a controlled person, although any such presumption could be rebutted by the relevant facts and circumstances.

E. "Fund" means any investment company registered under 1940 Act.

F. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

G. "Limited Offering" means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, 505 or 506 under that Act. This generally includes any offering conducted on a private placement basis pursuant to Regulation D of the Securities Act (e.g., the sale of a Security directly by the issuer (or in a series of transactions which constitutes a distribution for the issuer) without an effective SEC registration).

H. "Portfolio Manager" means Supervised Person who has or shares principal day-to-day responsibility for managing Client assets.

I. "Purchase or Sale" of a Reportable Security includes, among other things, the writing of an option to purchase or sell the Security. A Reportable Security is in the process of being "purchased" or "sold" for the account of a Client from the time when a purchase or sale has been communicated to the person who places the buy and sell orders for the account of such Client until the time when such purchase or sale has been fully completed or terminated.

J. "Reportable Fund" means any Fund for which the Adviser serves as an investment adviser ( as defined in Section 2(a)(20) of the 1940 Act), or any Fund whose investment adviser or principal underwriter Controls, is Controlled by or is under common Control with the Adviser.

K. "Security" " includes any security as defined under the Advisers Act or the 1940 Act, including, but not limited to any: note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security" or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of or warrant or right to subscribe to or purchase any of the foregoing.

For clarification, a Security includes shares issued by unit investment trusts and open-end funds (even those that operate as exchange-traded funds), shares issued by closed-end funds, limited partnership interests, interests in foreign unit trusts, foreign mutual funds or similar foreign pooled investment vehicles and interests in private investment funds or hedge funds.

L. "Reportable Security" means any Security except:

  Direct obligation of the U.S. government (e.g., Treasury bills, notes and bonds and US savings bonds);
  Bankers' acceptance;
  Bank certificate of deposit;
  Commercial paper;
  High quality short-term debt instrument (including repurchase agreements) (generally any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Ratings Organization, or which is unrated but of comparable quality); and
  Shares issued by open-end Funds, other than Reportable Funds and exchange-traded Funds.

M. "Security Held or to be Acquired or Sold by a Client" includes: (1) any Reportable Security which, within the most recent 15 calendar days, (a) is or has been held in a Client account; or (b) "is being or has been considered" by the Adviser for purchase or sale for the account of any Client; and (2) any option to purchase or sell, and any Security convertible into or exchangeable for, a Reportable Security. This phrase is used in Section III.A.

N. A Security "is being considered for purchase or sale" for purposes of Section II.M above and Section III. D(1) below on any day on which:

  a written or oral recommendation to purchase or sell the Security has been made and the Portfolio Manager seriously considers making a purchase or sale for a Client;
  with respect to a Portfolio Manager or persons advising a Portfolio Manager with respect to a specific transaction, the Portfolio Manager is making a determination regarding the purchase or sale of the Security for a Client.

Thus, a Security is being considered for purchase or sale at the time a research analyst is making a determination whether or not to recommend to a Portfolio Manager the purchase or sale of a Security and at the time a Portfolio Manager is making a determination whether or not to purchase or sell the Security.

Note Regarding Oral Recommendations The Adviser expects a Supervised Person who receives an oral recommendation (normally, a Portfolio Manager) to recognize when he or she has received such a recommendation and act accordingly for purposes of this Code of Ethics.

III. PROHIBITED TRANSACTIONS

A. Anti-Fraud. No Supervised Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a "Security Held or to be Acquired by Clients" (as defined in Section II.M):

1. employ any device, scheme or artifice to defraud Clients;

2. make to Clients any untrue statement of a material fact or omit to state to Clients a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

3. engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon Clients;

4. engage in any manipulative practice with respect to Clients;

5. engage in any transaction in a Security while in possession of material, nonpublic information regarding the Security or the issuer of the Security (please see insider trading policy in the Compliance Manual); or

6. engage in any transactions or activities intended to raise, lower or maintain the price of any Security or to create a false appearance of active trading, such as by spreading rumors or falsehoods concerning a company.

B. Acquisitions of Securities in Initial Public Offerings ("IPO"). No Access Person may acquire a Security in any IPO except as provided in this section. An Access Person invested in a KCM managed strategy may participate in an IPO if the Portfolio Manager obtains written approval for each such Access Person's participation from the CCO prior to entering an order for the IPO. If an Access Person is excluded from the IPO allocation, the Portfolio Manager must provide a written explanation to the CCO. There are no other exemptions to this requirement in this Code.

C. Front Running/Scalping. No Supervised Person may engage in front-running or scalping trading practices. "Front-running" is the practice of entering an order for a Securities transaction with knowledge of, and with the intention to benefit from, another order. An example would be the purchase of a stock for one's personal account in anticipation of placing a large order for a Client account. A person front-running the large order may have the opportunity to sell his or her Securities at a higher price and make a profit.

"Scalping" is the practice of purchasing a stock with knowledge of, and with the intention to benefit from, the distribution of a recommendation to purchase a stock. An example would be the purchase of stock for one's personal account with knowledge that an analyst was going to publish a buy recommendation on the stock. The person purchasing the stock may have the opportunity to sell his or her Securities at a higher price after the recommendation is released.

D. Pre-Clearance Requirement for Reportable Securities. No Access Person may directly or indirectly acquire or dispose of any Beneficial Ownership in any Reportable Security, without the prior written approval of the CCO. Requests for clearance must be submitted to the CCO electronically or, if the Adviser's electronic system is unavailable, in hard copy using the Pre-Clearance Form attached hereto as Exhibit B. Clearance generally will not be granted under the circumstances described below:

1. Client Securities - Clearance generally will not be granted for an Access Person to transact in a Reportable Security on a particular day if the same Security:

  is being purchased or sold for a Client account on that same day (a Reportable Security is being purchased or sold for a Client account from the time the order is placed (including any extension of the original order) until the purchase or sale is completed);
  has been purchased or sold for a Client account within the most recent ten (10) business days except as provided in this section. An exception may be made for "adjusting transactions" in Reportable Securities effected for a Client account that participates in the Morgan Stanley Wealth Management Mid Cap Value wrap strategy or similar wrap account arrangements ("Wrap Client Account") as determined by the CCO. Generally, the exception will not apply if a change is made to the model or has been made within the last ten (10) business days. Adjusting transactions generally pertain only to Wrap Client Accounts and are defined below:
  Transactions that are effected solely to bring a new Wrap Client Account's Reportable Securities positions in-line with the existing accounts in the strategy;
  Transactions that are effected solely for a Wrap Client Account as a result of a cash flow;
  Transactions that are effected solely for a Wrap Client Account due to an account liquidation or termination;
  Transactions that are effected solely for a Wrap Client Account as a result of a reinstatement of an account; or
  Other transactions as deemed appropriate by the CCO.

It is expected that the above exception will not apply and the most recent ten (10) business day black-out period will remain in effect where the Portfolio Manager:

  is considering the Security for purchase or sale as defined in Section II.N above on that same day;
  is making a new purchase across all accounts in the strategy;
  is purchasing to increase a Security's concentration across all accounts in the strategy;
  is selling to reduce a Security's concentration across all accounts in the strategy; or
  is selling out of a Security's total position across the entire strategy.
  "is being considered for purchase or sale" (as defined in Section II.N above) for a Client account on that same day; or
  has been "considered for purchase or sale" for a Client account within the most recent three (3) business days.

2. Limit Orders - Clearance generally will not be granted for an Access Person to, pursuant to a limit order, purchase or sell Reportable Securities unless such order would expire at the end of the business day for which pre-clearance is granted;

3. Holding Period - Clearance generally will not be granted for an Access Person to liquidate or cover a position in any Reportable Security held by the Access Person within thirty (30) calendar days of the date on which such position was initiated or otherwise established by the Access Person. Exceptions to this holding period policy are:

  Transactions of not more than 50 shares of any one Reportable Security issued by a Covered Company (pre-clearance is still required for such transactions);
  With the permission of the CCO or COO, where the market value of the Reportable Security to be liquidated or covered has declined more than 15% from its initial market value; or
  With the permission of the CCO or COO, where an extraordinary and unanticipated financial demand requires the Access Person to liquidate a major portion of the position in the Access Person's portfolio and the liquidation or cover does not harm any Client.

4. Short Sales and Equivalent Transactions -- Clearance generally will not be granted for an Access Person to sell short any Security held by Clients, including "short sales against the box" and any transactions that are economically equivalent to short sales, such as sales of uncovered call options; purchases of put options without owning the underlying Security; and short sales of bonds that are convertible into equity positions.

In order to facilitate compliance with the above, the person requesting clearance is required to make certain representations in the request and include certain information with the request so that the CCO can properly determine whether to permit the transaction (see the Pre-Clearance Form for an example). In considering whether to permit a particular transaction, the CCO will evaluate the information submitted by the requesting party, as well as any other information reasonably necessary or appropriate to determine whether the proposed transaction presents an actual or apparent conflict with the interests of Clients.

E. Pre-Approval of Any Securities To Be Acquired in a Limited Offering. No Access Person may acquire Beneficial Ownership of any Security in a Limited Offering, without the prior written approval of the CCO (or in the absence of the CCO, the COO or CEO). Requests for approval must be submitted electronically, or if the Adviser's electronic systems are unavailable, in hard copy on the Pre-Approval Request Form attached hereto as Exhibit B. With each request, the Access Person must submit written information to the CCO showing that:

  the investment opportunity is available to the Access Person for reasons other than the person's position with the Adviser;
  the proposed investment would not usurp a Client's investment opportunity; and
  the person is not aware of any actual or apparent conflict with the interests of Clients.

Requests for approval for acquisitions of Securities in a Limited Offering will generally be denied if the issuer has publicly-traded equity securities.

In order to facilitate compliance with the above, the person requesting approval is required to make certain representations in the request and include certain information with the request so that the CCO can properly determine whether to permit the transaction (see the Pre-Approval Request Form for an example). In considering whether to permit a particular transaction, the CCO will evaluate the information submitted by the requesting party, as well as any other information reasonably necessary or appropriate to determine whether the proposed transaction presents an actual or apparent conflict with the interests of Clients.

NOTE: Unlike the pre-clearance requirements in III(D) above, there are no exemptions to the pre-approval requirement for Limited Offerings.

IV. TRANSACTIONS EXEMPT FROM PRE-CLEARANCE REQUIREMENT

The pre-clearance requirement in Section III(D) above does not apply to the following (these exemptions DO NOT apply to the pre-approval requirement for Limited Offerings in III(E) above):

A. Mutual Funds. Purchases and sales of open-ended mutual funds other than Reportable Funds;

B. No Control. Purchases and sales of Securities effected for any account over which the person has no direct or indirect influence or control or trading authority, including but not limited to, purchases or sales by a person's investment manager pursuant to a written grant of discretionary authority (proof of the grant of such authority, such as an executed agreement, may be required).

C. Non-Volitional. Purchases and sales of Securities that are non-volitional on the part of the person, e.g., transactions effected upon the exercise of puts or calls written by the person, bonds that have been called, periodic investment plans and sales from a margin account pursuant to a bona fide margin call

D. Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities; and any purchases which are: (i) made solely with the dividend proceeds received in a dividend reinvestment plan; or (ii) part of an automatic payroll deduction plan whereby an employee purchases securities issued by an employer.

E. Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue, and the sale of such rights so acquired.

F. Other Transactions Exempted by the CCO. Other Securities transactions that the CCO has approved, in writing and in advance. Requests for approval must be in writing and include the requestor's rationale for requesting the exemption.

V. REPORTING REQUIREMENTS

Initial Holdings Reporting Requirements. No later than ten (10) calendar days after a person becomes an Access Person, such person shall submit to the CCO a complete list of each Reportable Security in which such person has any direct or indirect Beneficial Ownership.

Content -- Initial Holdings Reports must include: the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount, the name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the Access Person's direct or